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Exhibit 10.44

[LECG ECONOMICS FINANCE LETTERHEAD]

August 29, 2003

PERSONAL AND CONFIDENTIAL

Dr. David T. Scheffman
1410 N. Scott Street, Apt. 1165
Arlington, VA 22209

  Re:
  Director Agreement

Dear David:

        We are delighted to offer you employment as a Director of LECG, LLC ("LECG" or "the Company"). It is our hope that as a Director, your consulting practice will flourish, and you will benefit from your association with your colleagues at our firm. Should you accept our offer, the start date of your employment (the "Effective Date") will be as soon as is practical. This letter agreement will set forth the terms of your employment relationship with LECG, as well as some of LECG's policies associated with your work at LECG. This offer must be accepted by you in writing on or before September 5, 2003, unless extended in writing by LECG.

Signing Bonus

        Should you accept our offer of employment, LECG will pay you a one-time signing bonus of $1.0 million, payable one-half immediately following your Effective Date and one-half on February 15, 2004.

        If you voluntarily leave the employ of LECG prior to the 4th anniversary of the Effective Date, you will repay LECG the one-time signing bonus (without interest) on the basis of 1/48th for each month remaining until the 4th anniversary of the Effective Date. You agree that in the event of your voluntary departure from LECG, LECG is authorized to deduct any amounts you owe to LECG including, but not limited to, the amount due for the repayment of the unamortized signing bonus discussed above, from any unpaid amounts including, but not limited to, compensation owed to you at the time of your departure.

        You will not be required to repay LECG due to death or disablement.

Exclusive Employment

        As a Director of LECG, you agree to perform and bill all of your professional litigation and regulatory consulting activities exclusively through LECG. You will endeavor to develop your own expertise and consulting practice in association with LECG and you agree that on any such consulting engagements that you enter into with any person or entity, private or governmental, you will only utilize the services of LECG's staff to assist you on such engagements. You will work out of the LECG office in Washington, DC and LECG will make available to you the support staff located there. You should ask your Office Director, Robert Yerman, or Michelle Burtis for support staff to be assigned to your engagements.

        LECG will also make an office and support available for you in our New York Office. If you need the assistance of LECG support staff located at other LECG offices, you may contact the office director of such office, or the President of LECG. To the extent that the staff resources of LECG required for a particular project are not available, you and LECG will work together to locate the support staff you need from sources other than LECG. It is our mutual expectation that the professional fees provided by LECG staff on your matters will be twice your own professional billings. Prior to accepting a new engagement, you will comply with LECG's standard contracting policy, a copy of which is attached.

Compensation

        As a Director of LECG, you will receive as your compensation "Director Earnings" consisting of two elements: "Fee Pass-Through Earnings" and "Project Origination Earnings." From your Director Earnings LECG will deduct the Bonus Pool Hold Back, business development costs, administrative support costs in excess of the amounts billed to clients and the cost of employee benefits you elect to receive (all of which are discussed below).

        You will receive a non-refundable draw of $20,000 per month for your first twelve (12) months (the "Draw Period"), which will be applied to and offset against your Director Earnings. The Draw will be paid pursuant to LECG's regular policies. To the extent that your net earnings from your Director Earnings exceed your advance payment each month, LECG will pay you the excess. After the Draw Period, any monthly deficit between your Director Earnings and your draw will be carried forward to the subsequent month ("deficit balance"). To the extent that your net earnings from your Director Earnings do not exceed your draw payment for the calendar year, or you leave LECG with a deficit balance, you will reimburse LECG for the amount of the deficit balance. LECG may offset any amounts owed to you for Director Earnings against any deficit balance you may have.

        The Company reserves the right, at its sole discretion, to modify its policies on matters relating to Director compensation, including reducing your advance if you incur a deficit balance at any time, as circumstances may require in the future. You will be advised of any such changes prior to their implementation. During the term of your employment with LECG, with respect to your pass-through and project origination percentages, you will be treated in a manner commensurate with other similarly situated experts within LECG.

  "Fee Pass-Through Earnings"

  Each month we will determine your Fee Pass-Through Earnings based upon the following criteria, which are standard criteria for LECG Directors:

  1.
  For engagements you bring to LECG through your exclusive efforts or jointly with other experts or staff in the firm, you will earn 100% of your billing rate for hours billed to clients and collected by LECG:

  2.
  For engagements brought to you by LECG experts, consultants or other affiliates where you will be the lead expert, you will be compensated 85% of your billing rate for hours billed to clients and collected by LECG unless the finder, as an inducement to secure your participation in the engagement, agrees to forego his or her Project Origination Compensation (as defined below) with respect to your billings, in which case you will receive 100% of your billing rate; and

  3.
  For engagements you neither bring to LECG through your efforts nor serve as an expert, but work in a staff capacity (if any), you will earn 85% of your billing rate for hours billed to clients and collected by LECG.

        For purposes of this agreement, "expert" means

             i)  you are the testifying expert in court or in deposition; or

            ii)  you issue a report under your name with the court or to a client; or

           iii)  you are the principal author of the work product; or

            iv)  you are the lead consultant on the engagement.

        LECG will apply its standard policies for Directors concerning write-downs, bad debts and collections. A copy of these policies is attached. LECG reserves the right to alter and amend the Write-down and Bad Debts Policy from time to time and will advise you of any such changes.

        Fee Pass Through earnings will be paid to you on the 15th of the month following the collection from the clients of the amounts due for your services.

"Project Origination Earnings"

        As a Director of LECG, in accordance with our standard policy, you will be paid 14% of the total collected professional LECG staff billings on any engagements you originate, net of (i) all expenses, (ii) your own professional fees, and (iii) the fees of Directors, Principals (unless the Principals are billing at their lowest pass through rate), and Affiliates of LECG. For example, on an engagement you originated in which $500,000 was actually collected from the client in which there was (i) $50,000 in travel, telephone, copying and other expenses, (ii) $25,000 of your personal professional fees, and (iii) $25,000 of professional fees from another LECG Director, you would receive Project Origination Earnings of $56,000 ($400,000 x 0.14).

        In cases where you participate with other LECG personnel or affiliates in originating work, the origination fee percentage will be divided appropriately among the individuals involved. You are encouraged to reach agreement regarding the apportioning of origination credit. Any disputes concerning the appropriate split of project origination fees will be resolved by the President of LECG. Project origination earnings will not accrue on the billings of any co-finder for another co-finder.

        Project Origination Earnings will be paid to you in accordance with the following schedule: for receipts in January, February and March, on April 15th; for April and May, on June 15th; for June, July and August, on September 15th; and for September through December, on January 15th.

Bonus Hold Back Pool

        Pursuant to LECG policy, which is subject to change form time to time, five (5%) percent of the Director Earnings owed to you will be held back by LECG in connection with the operation of LECG. This 5% will be placed in a "Bonus Hold Back Pool". The Bonus Hold Back Pool deduction from your Director's Earnings is subject to a maximum limit of $50,000 per year. The Bonus Hold Back Pool may be used to pay discretionary bonuses to LECG staff (other than Principals and Directors), or defray other operational expenses of LECG. Distributions from the Bonus Hold Back Pool are contingent upon (i) LECG staffs' discretionary bonus pool being adequate to pay, based on LECG's determination, competitive and fair bonuses to its staff, and (ii) LECG's attainment of its profit goals. If the funds in the Bonus Hold Back Pool are not needed for these purposes the amounts withheld from your Director Earnings will be paid out to you. However, as there is no guarantee that these contingencies will materialize, there is no guarantee that your share of the Bonus Hold Back Pool will be paid out to you. Any amounts distributed to you from the Bonus Hold Back Pool will be paid within 15 days of LECG's Board of Director's approval.

Employee Benefits

        As a Director, you will be entitled to participate in our benefits afforded all employees. The total costs of each of these benefits will be deducted from your Director Earnings. Each of these benefits is subject to revision from time to time, with respect to the benefit level, or even whether a particular benefit continues to be offered. To the extent you elect to participate in these benefits, you will be subject to the same revisions as other LECG employees.

        You may elect to receive company group health insurance, vision, dental, and prescription coverage. Additional dependent coverage can be purchased by you through the plan. Currently a life and accidental death and dismemberment insurance policy and a long-term disability plan are mandatory for all employees. Supplemental life insurance is also available at your own expense. Your health benefits coverage will begin on the first day of the first full month following your Effective Date, provided you enroll within 25 days of such date. Delay in completing enrollment forms could delay entry into the plans until the next open enrollment period, which is held once per year.

        LECG also offers participation for employees in both a 401(k) Plan and a Section 125(k) Flexible Spending Plan. LECG does not make a matching contribution to the 401(k) Plan for Directors.

        Employee benefits costs, including FICA and Medicare taxes, will be deducted form your Director Earnings quarterly.

Business Development

        As a Director we expect that you will generate substantial business based on your reputation, contacts, prior affiliations and direct business development efforts. To assist you in your initial practice development efforts, LECG will provide you with an annual budget of $25,000 for each of your first three (3) years. Unexpended funds in any year may be rolled over into the following year. There will be no expiration on the length of time that it takes to exhaust the total funds allotted (i.e.. $75,000.)

        LECG will also establish a separate budget of 100 hours for staff time spent on business development issues for each of your first three (3) years. There will be no expiration on the length of time that it takes to exhaust the total staff time allotted under this agreement (i.e., 300 hours.)

        You agree to reimburse the Company for any additional practice development costs (including staff hourly charges), in excess of your budget. The President of the Company must approve any additional practice development you do using LECG staff in excess of your budget. The cost of such additional services will be deducted from your Director Earnings at least once per year, and may be deducted more frequently (e.g., quarterly), at LECG's sole discretion.

        Expenses related to recruiting will not be charged against your Business Development budget, but rather will be handled according to LECG's standard recruiting policies.

Administrative Support

        We commit to providing support for your operational, computing and administrative needs. LECG provides Directors with office space and appropriate furniture and equipment. LECG will provide its standard computer equipment to include your choice of either a desktop or a laptop with a docking station. A representative from our IS department will contact you concerning any specific computing needs you may have. LECG will consider requests for additional furniture or equipment that exceed LECG standards, as long as the equipment is comparable with the existing infrastructure. In the event that such a request is approved, any expense in excess of that agreed to will be passed on to you.

        LECG will provide administrative support for its Directors at company expense. Directors will be responsible only for the cost of Executive Assistants to the extent it exceeds the billable value of all work they perform.

        If you wish, LECG will hire an Executive Assistant for you at an agreed upon salary, or arrange shared support among several LECG professionals. In the former instance, any cash costs, including benefits, associated with such employment (including severance payments) in excess of amounts billed and collected on cases in which the Executive Assistant might work will be passed on to you solely. In the latter case, you will be billed for your pro rata share based on agreement in advance between LECG, you and the other party(s) sharing responsibility for the Executive Assistant. Such amounts, if any, shall be calculated at the end of the year and deducted from your compensation over the next year on a quarterly schedule. Please refer to LECG's Executive Assistant Charge-back Policy for further details (attached).

Equity Participation

        Subject to and upon the approval of LECG's Board of Directors, and upon the commencement of your employment, you will be granted 200,000 stock options (the "Options") on the date specified below. Of these options, 50,000 will vest immediately, the remainder (150,000) will vest on the standard four-year schedule. The strike price for such Options shall be the strike price, as established by the LECG Board of Directors in accordance with the LECG 2000 Incentive Plan (the "Plan"), in effect on the date on which the Options are granted to you, or $10.00 if this agreement is effective by September 5, 2003.

        A copy of the Plan is attached. It is expressly agreed that the Options are granted under the Plan, as amended from time to time. You acknowledge that you have read the Plan and that you and LECG agree that your respective rights and responsibilities with regard to such Options will be governed solely by the terms of the Plan. Options will be granted on the first day of the month after your Effective Date and Board approval is obtained. Upon Board approval, we will provide you with a customized Non-Qualified Option Agreement (a sample of form is enclosed). You must sign and return each of the customized Non-Qualified Option Agreement to LECG within fourteen (14) days of the Effective Date.

        LECG will also provide you with the following additional option grants at the end of your first and second years of employment.

Year 1	25,000 options
Year 2	25,000 options

        These options grants will be made at the then-prevailing strike price and in accordance with the Option plan then in effect and the then standard vesting schedule, and will be subject to Board approval.

Confidentiality and Non-Solicitation

        You agree that during and after your employment with LECG, all documents and information in whatever form (e.g., hard copy, microfilm, microfiche, computer and electronic files), prepared by you, or obtained from any client, any employee or other affiliate and independent contractor of LECG in connection with the operations of LECG or the services provided under this agreement (the "Proprietary Information"), are and shall be kept strictly confidential, and shall not be disclosed except as required by law. If a disclosure is required by law, you agree to notify the General Counsel as soon as is practical. All Propriety Information belonging to LECG and/or any of its clients shall remain the property of LECG or the client, respectively. On the date your employment terminates for whatever reason (the "Termination Date"), you will immediately discontinue use of Proprietary Information and will not remove any Proprietary Information from the Company's offices or from any other place where the Proprietary Information is located unless the President of LECG has received a written request from a client for whom the Company has rendered consulting services that the client's Proprietary Information, specifically identified, be transferred to you or another person or entity. Upon receipt of such a client request LECG will release as soon as practicable the relevant client Proprietary Information as directed by the client. You further agree that upon the termination of your employment with LECG, you will use commercially reasonable efforts to assist LECG in obtaining payment of any outstanding amounts owed to LECG by any of your clients requesting the transfer of its Proprietary Information.

        You further agree that for three (3) years from the Effective Date, or for one (1) year after the Termination Date, whichever is longer ("Non-Solicitation Period"), you will not directly or indirectly, on your own behalf or on behalf of any other party, solicit or induce, or cause others to solicit or induce, any person employed by, affiliated with, or acting as an independent contractor to, LECG, its subsidiaries or affiliated entities, to terminate his/her relationship with LECG, its subsidiaries or affiliated entities. Except with respect to engagements for which you are then designated as the primary expert, you agree that during the Non-Solicitation Period you will not directly or indirectly, on your own behalf or on behalf of any other party, solicit or induce, or cause others to solicit or induce, any client of LECG to terminate any engagement or its business relationship with LECG, its subsidiaries or affiliated entities, Independent Contractors, affiliates, or other employees. This paragraph is not intended to constitute a non-competition agreement or an obligation on your part that prevents you from performing consulting services following the termination of your employment with LECG. Notwithstanding anything contained in this agreement, after the Termination Date you may mail a professional announcement to clients of LECG for whom you performed services while an employee of LECG.

        For purposes of this agreement, a "client" means any person or entity who, at the time of the termination of your relationship with LECG, has the Company under retainer, who is considering retaining or otherwise engaging the Company or any of its other Independent Contractors on a project or matter, or who has the Company or any of its Independent Contractors working on a matter or project without a formal retainer arrangement. A "client" does not mean a person or entity that has rejected a proposal from the Company to work on a particular matter or project the Company has refused to do work for, or as to which the Company has a conflict of interest that precludes the Company from accepting a project for such person or entity.

        For purposes of this agreement, the term "solicit" includes, but is not limited to, any contact with an employee or client of the Company for the purpose of or with the intended effect of inducing a change in their business relationship with the Company. With respect to solicitation of clients, "solicit" includes, but is not limited to, contacting a client with respect to performing work that the Company could be expected to perform for clients including, but not limited to, under existing proposals or retainer agreements (express or implied), or work that the Company could reasonably expect to obtain from extensions or follow-ons of existing proposals and retainer agreements (express or implied).

        Notwithstanding anything contained herein to the contrary, the provisions in this "Confidentiality and Non-Solicitation" section will remain in force upon the termination of this agreement.

Term

        Your employment with LECG is based upon our mutual consent and, accordingly, either you or LECG may terminate your employment and this agreement at any time, with or without cause. If you decide to terminate your employment with LECG, you agree that you will provide LECG with thirty (30) days prior written notice addressed to the Chairman of the Board of LECG Holding Company, LLC ("LECG Holding"). Upon the termination of your affiliation with LECG, you agree that you will no longer state on any marketing material or your curriculum vitae that you are an employee of LECG. If your employment with LECG terminates for any reason, you will be paid all Director Earnings based on work done during your employment with LECG but collected after the employment terminates.

Miscellaneous Provisions

        Independence of Work — You will be responsible for all services you provide to clients and all opinions and reports which you issue will be yours and not the opinions or reports of LECG.

        LECG Policies — You agree that you will abide by all policies of LECG, as may be amended from time to time relating to the performing of services on matters by LECG. LECG reserves the right to change its policies, including those discussed in this agreement, at its sole discretion. Any such changes in policy will be communicated to you upon their implementation.

        Conflicts of Interest — Prior to executing this agreement you acknowledge that you have advised LECG of all matters that you are presently working on to allow LECG to determine whether such matters create a conflict with any other matters on which LECG is providing services. A list of these matters is attached to this agreement as Attachment A. In order to avoid potential conflicts with work performed by others associated with LECG, you agree that in the future you will follow LECG's conflicts policy and procedures with respect to all matters on which you intend to become engaged.

        Entire Agreement — This agreement supersedes all previous and contemporaneous oral negotiations, writings and understandings between the parties concerning the subject matter of this agreement, and this agreement constitutes the entire agreement between us.

All of us at LECG look forward to having you join us as a Director. Please sign below to indicate your acceptance of the terms contained in this letter.

Sincerely,
LECG, LCC

/s/  DAVID P. KAPLAN

David P. Kaplan
President

Enclosures
Agreed to and Accepted:

/s/ DAVID T. SCHEFFMAN	8/29/03

Name	Date
8/29/03

Expected Start Date

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  Exhibit 10.44